UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.        )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

Broadwood Partners, L.P.

Broadwood Capital, Inc.

Neal C. Bradsher

Richard T. LeBuhn

Natalie R. Capasso

Raymond A. Myers

Jason J. Martin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On September 25, 2025, Broadwood Partners, L.P. (collectively with its affiliates, “Broadwood”) updated its website, www.LetSTAARShine.com, a copy of which is attached hereto as Exhibit 1 and incorporated by reference. The website included a press release issued on September 25, 2025 by CTFN, “STAA/ALC: Former CEO outlines case for shareholders to reject deal at current price,” a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting of stockholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement filed by the Participants with the SEC on September 24, 2025.

Exhibit 1

Exhibit 2

September 25, 2025	View this email in your browser

STAA/ALC: Former CEO outlines case for shareholders to reject deal at current price

By Diane Alter

Given proxy advisors’ influence over institutional votes, the goals of David Bailey, former STAAR CEO, and Pascal Aeschlimann, who once led the company’s expansion in Asia, are clear: to frame STAAR’s narrative so Institutional Shareholder Services (ISS) and Glass Lewis see a rejection of a lowball offer as consistent with their own policy precedents.

When Alcon first approached STAAR Surgical in 2024, negotiations centered on a price north of $50 per share, plus an additional $7 kicker based on performance. One year later, shareholders are being asked to accept an offer that is barely half that amount.

To Bailey and Aeschlimann, the math makes no sense. Both have argued that STAAR’s management misplayed its hand, handing Alcon an outsized advantage and a “significant gift”.

Bailey’s relationship with STAAR runs deep.

As CEO, he recruited Aeschlimann, dispatched him to Singapore to grow the regional business, and navigated a pivotal joint-venture acquisition in Japan, financed in part by Broadwood Capital. Neal Bradsher of Broadwood remains a key stakeholder in this evolving deal.

“I’ve known Neal for years,” Bailey told CTFN. “When I saw what was going on at STAAR earlier this year, I reached out. The financial ratios were far from best practice. The P&L showed mismanagement. But the fundamentals were intact.”

While he engaged in multiple calls with Bradsher, the prospect of the company accepting a sharply reduced bid materialized.

Bailey explained that he also emailed STAAR CEO Stephen Farrell, saying it was a good deal in the sense that Alcon’s involvement would help ensure the target’s technology reached the maximum number of patients worldwide. However, Bailey added, Farrell appeared to have taken that to mean Bailey agreed with the deal price, which he did not.

Bailey said he then wrote back in August to clarify that his comment did not imply agreement with the price, and he made it clear he thought the offer price was too low.

“I believe the ICL [implantable collamer lenses] technology needs to eventually reside with a strategic like Alcon in order to reach its full global potential, but to sell at this moment in time at this price significantly undervalues the technology,” Bailey wrote in an email to STAAR.

“The progress you have already made by simply cutting ‘low hanging fruit’ on the expense side only underscores the potential amount of value being left on the table. Execution of a more radical global restructuring plan should be the priority, not an early sale at a knock-down price.The fact is with this decision, Alcon is getting an incredibly valuable asset at a knock-down price,” he told the company.

“I am a shareholder, yes, but not a large one,” Bailey emphasized on a phone call with CTFN. “This is not about my stake. It was about experience. I know this technology, this space, and I saw opportunity being left on the table.”

China ‘blip’ and loss of leverage

The current narrative holds that STAAR’s precipitous revenue drop was due to structural weakness.

Bailey disagreed, arguing the decline came from a temporary disruption in China, where the volume of elective procedures fell due to lower consumer confidence. STAAR kept shipping to a distributor, which built up inventory and masked weakening end-user demand. When the distributor refused to pay for $27mn in unsold goods, STAAR could no longer book that revenue.

“But the market didn’t vanish,” Bailey said. “Even STAAR’s own projections, disclosed in the proxy, show normalization ahead. This is a hiccup, not a structural collapse.”

That misstep, in Bailey’s view, eroded STAAR’s leverage. What should have been a moment to press for value turned into a forced “capitulation”.

Tech as strategic lever

Bailey noted STAAR’s EVO ICL lens as central to the refractive surgery future.

“ICL isn’t optional anymore,” he said. “For companies in refractive, especially those with lasers, a phakic lens is becoming essential, and, at the moment, STAAR has the leading technology. Alcon’s legacy laser operations are losing share in Asia to newer platforms like Zeiss’s SMILE. They need EVO for both defense and growth.”

This would give STAAR bargaining power — if management had preserved it.

As Bailey put it, “STAAR is debt-free, cash-rich, with a differentiated product and global footprint. A wiser CEO would have said, ‘Come back in six months, after China stabilizes and costs are cleaned up. Then we can talk premium — the one you first offered.’”

Benchmarks and precedent deals

The most striking comparison is Alcon’s 2010 acquisition of LenSx — a pre-revenue femtosecond-laser platform — for $744mn. STAAR, by contrast, is a profitable, mature company with decades of clinical adoption and longstanding relationships with surgeons.

Bailey’s and Aeschlimann’s modeling implies that with disciplined restructuring, STAAR could reach operating margins of between 27% and 30%. That suggests a standalone valuation in the range of $28 to $44 per share. With historical industry-level acquisition premiums applied, the “right” price should be in the $50–$60 zone.

“Sell now, you hand over the upside,” Bailey said bluntly. “This is not emotional. The facts favor preserving negotiating power.”

Time is more on STAAR’s side than Alcon’s, he argued.

“STAARs own words confirm the problem: it’s execution, not the market. Their own forecasts provided to Alcon during due diligence, and now [publicly] disclosed, show sales doubling by 2030. The market is growing, and these forecasts show STAAR believed they could benefit significantly from those positive trends”.

Proxy precedents

One of the critical levers in any public M&A transaction is proxy-advisory firms — most prominently ISS and Glass Lewis. Their recommendations often guide how large institutional investors cast votes.

Proxy advisors’ recommendations for deals in the medical-device space offer some guides.

In the SomaLogic/Standard BioTools merger, both ISS and Glass Lewis issued ‘FOR’ recommendations, pointing to that deal’s strategic rationale, thorough process and executed value creation.

In iCAD’s acquisition by RadNet, both ISS and Glass Lewis again supported a FOR vote, citing board diligence, implied premium and upside potential.

More recently, Nordion’s announced deal to be acquired by Sterigenics won backing from ISS and Glass Lewis on grounds of a “rigorous strategic review and competitive sale process”.

These precedents underscore consistent themes in favorable recommendations:

— Strategic clarity: the deal must offer a compelling narrative, not just a premium number.

— Process integrity: a documented, arms-length review or competitive process matters heavily.

— Value justification: valuation must be defended, not just asserted.

Board pushback

STAAR’s board has responded. In an emailed statement, it said it undertook an “extensive, thoughtful evaluation” of strategic alternatives, considering both standalone performance and industry dynamics.

The board said STAAR faces risks on its own: heavy China exposure, mounting competition, a narrow product line, tariff vulnerability and challenges in selling beyond high-myopia patients. STAAR also highlighted that no other credible offers surfaced during its “window shop” period, reinforcing management’s view that Alcon’s bid is the best available option.

On that point, Bailey commented that once a bid by a strategic who also has matching rights is accepted, lots of private-equity bidders rule out participating as they know they cannot compete against a strategic counterparty. “This despite a solid investment case to justify a bid higher than $28 by a financial group. For strategics, the way this window was structured makes it very difficult to mobilize around in the time available.”

At $28 per share in cash, STAAR said in its statement, the offer implies a 51% premium to the target’s unaffected share price, is 59% above its 90-day VWAP, and is roughly double the median premium for comparable deals. The board maintained that the deal offers “compelling, certain, immediate cash value”.

Certainty vs. potential

With the shareholder vote set for October 23 and proxy firms’ recommendations expected shortly before, the stakes are high.

Recall that Broadwood and Yunqi Capital, owning 27.4% and 5.1%, respectively, oppose the transaction and intend to vote against it at the EGM.

Bailey’s closing message was straightforward: “The long-term drivers — myopia prevalence, EVO’s entrenched clinical position, scarcity of competing technology — are real. This offer undervalues STAAR. Accepting now is giving Alcon a gift.

“To be clear, we are not opposed to selling to Alcon (or indeed to any other strategic). What we are opposed to is the price.”

For target shareholders, the central question is: take guaranteed liquidity today, or preserve optionality in a business that may yet deliver far more value down the road.

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